Exhibit 99

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, March 10, 2003	Mark W. Sheahan (612) 623-6656

GRACO ANNOUNCES STOCK PURCHASE FROM FOUNDING FAMILY

Minneapolis, MN (March 10) — Graco Inc. (NYSE: GGG) announced today that it has reached an agreement in principal with the Company’s founding family to purchase 2.2 million shares of Graco common stock, at a price of $24.89 per share, or a total of $54.8 million. The shares will be purchased from David A. Koch, Graco’s former Chairman and Chief Executive Officer who is retiring from the Graco Board of Directors on May 6, 2003, from his wife Barbara G. Koch, and from a family trust and family foundation. These shares will not be outstanding following the purchase, which will reduce the outstanding shares to approximately 45.4 million.

The purchase price represents a discount of 5.5 percent from the average closing price of Graco stock over the ten trading days ending Friday, March 7, 2003. Graco intends to use current available cash to fund the stock purchase, which is expected to close by no later than March 14, 2003.

The stock repurchase will not reduce the number of shares that may be purchased under the Company’s current share repurchase program, as previously announced on February 22, 2002. Under that program, the Company is authorized to purchase up to a total of 1.8 million shares of its outstanding common stock through the period ending February 28, 2004. The Company has approximately 1.6 million shares remaining under the authorization. These amounts have been adjusted to reflect the 3-for-2 split of the Company’s common stock announced on May 7, 2002, and paid on June 6, 2002.

“This repurchase will benefit Graco’s shareholders,” said David Roberts, President and Chief Executive Officer. “We expect that it will be accretive to earnings per share and yield a rate of return to remaining shareholders that will exceed our equity cost of capital. It is a good use of existing cash and will not limit Graco’s ability to pursue its growth strategies.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this report and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press or earnings releases, analyst briefings and conference calls, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2001 for a more comprehensive discussion of these and other risk factors. Investors should realize that factors other than those identified above and in Exhibit 99 may prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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